Exhibit 99.2

Contact:

Rahul Prakash Chief Executive Officer Global Services Partners Acquisition Corp. (703) 373-3143	Abhishek Jain President and Secretary Global Services Partners Acquisition Corp. (703) 934-6922

FOR IMMEDIATE RELEASE

GLOBAL SERVICES PARTNERS ACQUISITION CORP.

COMPLETES INITIAL PUBLIC OFFERING

Falls Church, Virginia, April 25, 2006 – Global Services Partners Acquisition Corp. (OTC Bulletin Board: GSPAU and GSPBU) announced today that it consummated its initial public offering of 460,000 Series A Units and 2,990,000 Series B Units, which includes the full exercise of the over-allotment option. Each Series A Unit consists of two shares of Common Stock and ten Class Z Warrants. Each Series B Unit consists of two shares of Class B Common Stock and two Class W Warrants. The Series A Units and Series B Units were sold at an offering price of $8.50 and $10.10 per unit, respectively, generating gross proceeds of $34,109,000 to the Company. HCFP/Brenner Securities LLC acted as representative of the underwriters and Legend Merchant Group, Inc. served as co-manager for the initial public offering. A copy of the prospectus may be obtained from HCFP/Brenner Securities LLC, 888 Seventh Avenue, 17th Floor, New York, New York 10106 or Legend Merchant Group, Inc., 30 Broad Street, 38th Floor, New York, New York 10004.

Audited financial statements as of April 25, 2006 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company on April 25, 2006 with the Securities and Exchange Commission.

Global Services Partners Acquisition Corp. was recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an entity that has an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry, although it intends to currently focus on businesses in the business process services industry.

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